Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWSTAR REPORTS SECOND QUARTER 2013 CONSOLIDATED NET INCOME OF $5.6 MILLION, OR $0.11 PER DILUTED SHARE

Increased Loan Volume and Asset Quality Improvement Drive Results

•	Loan Growth – New funded loan volume was approximately $319 million in the second quarter compared to $147 million in the prior quarter and $205 million in the second quarter of the prior year.

•	Revenue Growth – Consolidated revenue grew 11% from the prior quarter, but decreased on a risk-adjusted basis[1] by 4% as the impact of wider margins was offset by higher provision expense.

•

Net Interest Margin – Net interest margin widened to 4.68% for the second quarter from 4.11% in the prior quarter due primarily to recognition of deferred loan income in connection with the resolution of problem loans and higher deferred loan fee amortization associated with an elevated level of prepayments.

•

Asset Quality – NPAs decreased by 33%, or almost $30 million from the prior quarter and non-accruing loans fell to 2.5% of consolidated loans due primarily to the resolution of legacy workouts. Provision for credit losses increased $3.6 million from the prior quarter, reflecting the impact of the resolution of certain problem loans.

•	Funding – Refinanced $100 million of higher cost debt through new $200 million institutional term debt financing rated BB- by S&P.

•

New Managed Fund – Formed a new managed credit fund to co-invest in middle-market commercial loans originated by NewStar. The fund is expected to be $300 million when fully invested and its financial results are now reported on a consolidated basis in NewStar’s financial statements in accordance with GAAP[2].

Boston, August 7, 2013 – NewStar Financial, Inc. (NASDAQ: NEWS), a specialized commercial finance company, today reported consolidated net income of $5.6 million, or $0.11 per diluted share for the second quarter of 2013. Net income excluding the results of the new Arlington Fund, a consolidated variable interest entity (“VIE”), was $5.7 million3. These results compare to net income of $6.2 million, or $0.12 per diluted share in the first quarter of 2013 and $5.6 million, or $0.11 per diluted share in the second quarter of 2012. Operating income before income taxes was $9.3 million for the second quarter of 2013 compared to $10.4 million in the first quarter of 2013 and $9.7 million in the second quarter of 2012.

“We made significant progress on our key objectives this quarter. New loan volume rebounded strongly as M&A activity picked up and our productivity improved with the addition of three new bankers. We expanded our asset management activities with the launch of a new credit fund and completed a $200 million debt financing. Although provision expense was higher this quarter, we also reduced NPAs by one-third and brought the non-accrual rate down to 2.5% of loans,” said Tim Conway, NewStar’s Chairman and Chief Executive Officer. “Revenue grew, margins widened and our stock has performed well as developments in the market reinforce the value of asset origination platforms like NewStar,” he concluded.

[1]

Risk-adjusted revenue is a non-GAAP measure calculated as the sum of net interest income after provision for credit losses and non-interest income. See “Non-GAAP Measurements” at the end of this press release and page 13 for reconciliation of non-GAAP to GAAP measurements.

[2]

The Arlington Fund is a variable interest entity (“VIE”) for which NewStar is deemed to be the primary beneficiary. As a result, these interim condensed consolidated financial statements include the financial statements of NewStar and the Arlington Fund in accordance with GAAP.

[3]	Net Income excluding the results of the new Arlington Fund is a non-GAAP measure. See “Non-GAAP Measurements “ at the end of this press release and page 13 for reconciliation to GAAP net income.

New Managed Fund and its Impact on Financial Reporting

•

In April 2013, NewStar formed a new managed credit fund, NewStar Arlington Fund LLC (“Arlington Fund” or the “Fund”), in partnership with an institutional investor, to co-invest in middle market commercial loans originated by NewStar’s Leveraged Finance lending group. The Fund had $210 million of capital commitments from debt and equity investors at June 30, 2013 and is expected to grow to $300 million of assets under management after it is fully invested.

•

NewStar retains a minority ownership interest in the Arlington Fund and manages the Fund’s activities with full discretion over its investment decisions. NewStar also participates as a lender in a warehouse line of credit used by the fund to partially finance its loan investments.

•

The Arlington Fund is treated as a variable interest entity (“VIE”) under GAAP and NewStar is deemed its primary beneficiary. As a result, NewStar is required to consolidate the Fund’s results of operations and financial position.

•	NewStar’s ownership interest and loan receivable due from the Arlington Fund are eliminated upon consolidation.

•

Due to its treatment as a VIE, in addition to other facts and circumstances, the Arlington Fund’s membership interests, representing equity ownership in the Fund, are characterized as debt in NewStar’s consolidated financial statements under GAAP and the Fund’s financial results include interest expense related to the membership interest debt based on an imputed interest rate.

•

Loans managed for the benefit of the Arlington Fund and consolidated into NewStar’s results were $85 million as of June 30, 2013. Borrowings under the Fund’s warehouse credit facilities were approximately $51 million and the Fund’s membership interests characterized as debt in accordance with GAAP were $22 million at June 30, 2013. The net results (after-tax) of the Fund included in NewStar’s financial statements as a consolidated VIE were $0.1 million, or less than $0.01 per share in the second quarter of 2013.

Managed and Owned Loan Portfolios

•

Total new funded loan volume was approximately $319 million in the second quarter compared to $147 million in the prior quarter and $205 million in the second quarter of the prior year. Higher volumes reflected an increase in demand for acquisition financing from financial sponsors amid a pickup in M&A activity following a slow first quarter.

•

The managed loan portfolio remained steady at $2.4 billion as of June 30, 2013 approximately equal to March 31, 2013 as new funded loan origination was largely offset by loan run-off from scheduled amortization and an elevated level of prepayments of existing loans.

•

Consolidated loans increased by 1.2% from the prior quarter and 3.0% since the end of 2012, reflecting stronger new loan volume in the second quarter and the consolidation of managed fund assets, which was partially offset by an elevated level of pre-payments.

•

Excluding the $85 million of loans in the Arlington Fund, the owned loan portfolio decreased slightly from the prior quarter to $1.8 billion as of June 30, 2013 as run-off from scheduled amortization and prepayments of existing loans exceeded new funded loan origination.

•

The Leveraged Finance loan portfolio, excluding the $85 million of loans in the Arlington Fund, decreased by $32 million during the second quarter of 2013 to approximately $1.5 billion, while asset-based loans and leases in our Business Credit portfolio declined $3.6 million to $201 million.

•

Assets managed for third party institutional investors, including the Arlington Fund, remained steady at $531 million at June 30, 2013 as the expected run-off of assets managed in the NewStar Credit Opportunities Fund was offset by growth in assets managed for the new Arlington Fund.

•	Asset-based lending and equipment finance business lines originated approximately $9 million in the second quarter of 2013, or 3% of new loan volume retained on the balance sheet.

•	Real estate loans decreased by $27 million, or 18.1%, during the quarter to $122 million, or 6.3% of consolidated loans.

•

The owned loan portfolio (excluding the Arlington Fund) remained balanced across industry sectors and highly diversified by issuer. As of June 30, 2013, no outstanding borrowings by a single obligor represented more than 1.5% of total loans outstanding, and the ten largest obligors comprised approximately 10.3% of the loan portfolio.

Net Interest Income / Margin

•

Net interest income increased by approximately $4.2 million to $25.2 million for the second quarter of 2013 compared to $21.0 million for the first quarter of 2013 and $21.4 million in the second quarter of 2012.

•

The portfolio yield increased to 7.33% in the second quarter of 2013 compared to 6.50% in the prior quarter, and 6.35% in the second quarter of 2012. The increase to both net interest income and portfolio yield was due primarily to the recognition of deferred interest income on problem loans resolved during the quarter, higher amortization of deferred loan fees related to an elevated level of prepayments and the consolidation of interest income from the Arlington Fund.

•	Adjusting for the negative impact of non-accruing loans on a non-GAAP basis, the loan portfolio yield would have been 23 bps higher, or 7.56%.

•

Net interest margin widened to 4.68% for the second quarter of 2013 compared to 4.11% for the first quarter of 2013 as growth in interest income of $5.7 million in the quarter exceeded a $1.4 million increase in interest expense. As noted above, the growth in interest income was due primarily to higher amortization of deferred loan fees associated with the increase in loan prepayments during the second quarter and the recognition of deferred interest income, as well as growth in consolidated loans. The increase in interest expense reflected higher average borrowings due primarily to the completion of a new corporate debt issuance and the consolidation of the Arlington Fund’s debt.

Non-Interest Income

•

Non-interest income was $1.5 million for the second quarter of 2013, down from $3.1 million for the first quarter of 2013, and $1.8 million for the second quarter of 2012. The change from the first quarter was due primarily to a decline in value of an equity position retained in connection with a restructuring of an impaired loan. There were no gains on debt repurchases during the first six months of 2013, or in the second quarter of 2012.

•

Other non-interest income in the second quarter of 2013 consisted primarily of $0.7 million of asset management income and $0.5 million of unused fees on revolving credit commitments. It also included approximately $0.6 million of revenue related to OREO currently being managed by the Company, which, prior to 2013, was reported net of related expenses and is now recognized on a gross basis in the Company’s financial results.

Expenses

•

Operating expenses decreased slightly by $0.1 million to $12.8 million in the second quarter of 2013 compared to $12.9 million in the first quarter of 2013 due to lower compensation, general and administrative expenses, partially offset by the recognition of

$0.9 million of operating expense related to OREO currently being managed by the Company, which, prior to 2013, was reported net of related revenue as part of non-interest income and is now recognized as an expense on a gross basis in the Company’s financial results.

•

Operating expenses excluding non-cash equity compensation[4] were $11.6 million in the second quarter of 2013, or 2.1% of average assets on an annualized basis, compared to $11.3 million in the prior quarter.

•	The efficiency ratio excluding non-cash equity compensation[5] in the second quarter of 2013 was 43.9% compared to 47.1% in the prior quarter.

•	The Company had 103 full-time employees as of June 30, 2013, equal to March 31, 2013.

Income Taxes

•

Deferred income taxes decreased to $32.1 million as of June 30, 2013 compared to $40.9 million as of March 31, 2013 due primarily to the vesting of performance-based equity awards and a decrease in the allowance for credit losses, as well as the related timing differences of when credit costs are recognized according to GAAP and when they are excluded for income tax.

•	Approximately $20.4 million and $8.3 million of the deferred tax asset as of June 30, 2013 were related to our allowance for credit losses and equity compensation, respectively.

Loan Credit Quality

•

Total credit costs (including provision for credit losses and losses on OREO or interests retained in connection with workouts of impaired loans) in the second quarter of 2013 increased by $5.5 million to $6.2 million from $0.7 million in the prior quarter.

•

Specific provision expense was approximately $6.5 million in the second quarter of 2013, up from $0.4 million in the first quarter of 2013. The establishment of a new specific reserve for one loan resulted in a corresponding $2 million reduction in the general allowance for credit losses.

•

The allowance for credit losses was $39.0 million, or 2.07% of consolidated loans and approximately 83% of NPLs, at June 30, 2013, compared to $45.5 million, or 2.50% of loans and approximately 60% of NPLs, at March 31, 2013.

•

Non-performing assets decreased by $29.2 million, or 33%, from the prior quarter. Three assets totaling $26.1 million returned to performing status, two legacy loans totaling $8.6 million were placed on non-accrual status, and charge-offs on non-performing assets totaled $8.8 million.

•

At June 30, 2013, loans with an aggregate outstanding balance of $46.9 million (net of charge-offs), or 2.49% of consolidated loans, were on non-accrual status compared to loans with an aggregate outstanding balance of $76.3 million (net of charge-offs), or 4.19% of loans at March 31, 2013. Non-performing assets, net of charge-offs, specific reserves and other adjustments were $60.1 million, or 3.17% of consolidated loans and 44% of their aggregate face amount, as of June 30, 2013.

Funding and Capital

•

Refinanced $100 million of existing corporate debt through a new $200 million institutional term loan by amending and restating key terms of the existing note agreement on May 13, 2013 to reduce cost, extend maturity and provide additional capital. The loan was syndicated among a group of institutional lenders.

[4]

Operating expenses excluding non-cash equity compensation is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 13 for reconciliation of non-GAAP to GAAP measurements.

[5]

Efficiency ratio excluding non-cash equity compensation is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 13 for reconciliation of non-GAAP to GAAP measurements.

•	The loan was rated BB- by Standard & Poor’s and NewStar was assigned a BB- corporate rating with a Stable outlook in connection with the transaction.

•	Balance sheet leverage increased to 2.73x as of June 30, 2013 from 2.44x at March 31, 2013 due primarily to the corporate debt issuance and the consolidation of the Arlington Fund’s debt.

•

Added substantial liquidity with total cash and equivalents as of June 30, 2013 of $313.3 million, of which $83.4 million (excluding cash at the Arlington Fund) was unrestricted. Unrestricted cash increased from approximately $27.6 million at June 30, 2013 and restricted cash increased from approximately $141.0 million to $228.3 million due primarily to timing differences. Cash at the Arlington Fund totaled $1.6 million.

Book Value

•

Book value per share was $12.39 at the end of the second quarter of 2013, up $0.20 from $12.19 at the end of the prior quarter and up $0.70 from $11.69 at the end of the second quarter of 2012 primarily due to net income, the forfeiture of employee restricted shares to satisfy their personal tax liability upon vesting, and the amortization of equity compensation into stockholders’ equity. During the second quarter of 2013, employees forfeited 0.9 million shares to satisfy their tax liability in connection with the vesting of restricted shares.

Share Count

•

Average diluted shares outstanding were 52.6 million shares for the quarter, which was down from 53.3 million shares for the prior quarter. Total outstanding shares at June 30, 2013 were 48.6 million, down from 49.3 million as of March 31, 2013.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call. International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through August 14, 2013 by dialing 855-859-2056. International callers should call 404-537-3406. For all replays, please use the passcode 21816080. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial (NASDAQ:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle market. The Company specializes in providing senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as, equipment purchases. NewStar originates loans and leases directly through a team of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $35 million and selectively underwrites or arranges larger transactions for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Darien CT, Atlanta GA, Chicago IL, Dallas TX, Los Angeles CA, New York, NY, Philadelphia, PA, Portland OR and San Francisco CA. For more detailed information, please visit our website at www.newstarfin.com.

For information contact:

Robert K. Brown	Brian J. Fischesser
500 Boylston St., Suite 1250	500 Boylston St., Suite 1250
Boston, MA 02116	Boston, MA 02116
P. 617.848.2558	P. 617.848.2512
F. 617.848.4390	F. 617.848.4398
rbrown@newstarfin.com	bfischesser@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, objectives, future performance, financing plans and business, including with respect to expected assets under management in the Arlington Fund. As such, they are subject to material risks and uncertainties, including our limited operating history; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2012 Annual Report on Form 10-K, as supplemented by the Risk Factors contained in our Quarterly Reports on Form 10-Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 with the SEC on or before August 9, 2013 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

Net income excluding the Arlington Fund (“Managed VIEs”) is a non-GAAP performance measure that we use to assess our business without giving effect to the consolidation of the Arlington Fund. Although, we consolidate all of the assets and liabilities of the Arlington Fund in accordance with GAAP, our maximum exposure to loss is limited to our investments in membership interests in Arlington Fund as well as our loan receivable and any accrued management fees receivable by us from the Arlington Fund. Since these items that define our economic relationship with Arlington Fund are eliminated upon consolidation, management uses net income excluding managed VIEs to assess its core economic performance. In addition, we manage the assets of the Arlington Fund solely for the benefit of its investors and lenders. If we were to liquidate, the assets of the Arlington Fund would not be available to our general creditors, and as a result, we do not consider the assets of the Arlington Fund to be part our assets. Conversely, the investors in the debt of Arlington Fund have no recourse to our general assets. Therefore, the Arlington Fund’s debt is not considered the Company’s obligation.

References to “risk-adjusted revenue” mean the sum of net interest income after provision for credit losses as determined under GAAP and non-interest income as determined under GAAP. NewStar management uses “risk adjusted revenue” to make operational and investment decisions, and NewStar believes that it provides useful information to investors in their evaluation of our financial performance and condition. A calculation of risk-adjusted revenue is included on page 13 of this release.

References to “operating expenses, excluding non-cash equity compensation” mean operating expenses as determined under GAAP, excluding compensation expense related to restricted stock grants and option grants. GAAP requires that these items be included in operating expenses. NewStar management uses “operating expenses, excluding non-cash equity compensation” to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition. Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants and option grants eliminates unique amounts that make it difficult to assess our core performance and compare our period-over-period results. A reconciliation of operating expenses, excluding non-cash equity compensation to operating expenses is included on page 13 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

($ in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
Assets:
Cash and cash equivalents	$83,390	$27,581	$27,212	$28,394
Restricted cash	228,330	140,969	208,667	126,943
Investments in debt securities, available-for-sale	21,099	21,546	21,127	18,335
Loans held-for-sale, net	20,894	59,517	51,602	52,527
Loans and leases, net	1,743,163	1,748,454	1,720,789	1,746,803
Deferred financing costs, net	19,527	17,858	19,064	13,526
Interest receivable	8,547	8,626	9,003	8,506
Property and equipment, net	334	345	433	636
Deferred income taxes, net	32,144	40,895	42,463	45,237
Income tax receivable	10,722	1,724	4,311	2,948
Other assets	25,761	28,251	52,399	20,802

Subtotal	2,193,911	2,095,766	2,157,070	2,064,657
Assets of Consolidated Variable Interest Entity (VIE):
Cash and cash equivalents	457
Restricted cash	1,160
Loans, net	84,329
Deferred financing costs, net	1,067
Interest receivable	459
Other assets	252

Total assets of Consolidated VIE	87,724

Total assets	$2,281,635	$2,095,766	$2,157,070	$2,064,657

Liabilities:
Credit facilities	$249,717	$213,859	$229,941	$363,129
Term debt	1,295,079	1,196,124	1,221,764	1,045,749
Repurchase agreements	27,761	30,194	30,583	41,480
Accrued interest payable	7,467	4,543	3,330	3,564
Accounts payable	1,023	1,186	404	378
Income tax payable	—	—	—	—
Other liabilities	24,917	47,207	76,231	33,318

Subtotal	1,605,964	1,493,113	1,562,253	1,487,618
Liabilities of Consolidated VIE:
Credit facilities	51,185
Interest payable - credit facilities	292
Subordinated debt - Fund membership interest	21,791
Interest payable - Fund membership interest	349
Accounts payable	247
Other liabilities	71

Total liabilities of Consolidated VIE:	73,935

Total liabilities	1,679,899	1,493,113	1,562,253	1,487,618

NewStar Financial, Inc. stockholders’ equity	601,601	602,653	594,817	577,039
Retained earnings of Consolidated VIE	135

Total stockholders’ equity	601,736	602,653	594,817	577,039

Total liabilities and stockholders’ equity	$2,281,635	$2,095,766	$2,157,070	$2,064,657

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
($ in thousands, except per share amounts)	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
Net interest income:
Interest income	$34,891	$30,140	$33,000	$30,611
Interest expense	9,908	9,187	8,984	9,180

Net interest income	24,983	20,953	24,016	21,431
Provision for credit losses	4,330	718	5,899	159

Net interest income after provision for credit losses	20,653	20,235	18,117	21,272

Non-interest income:
Fee income	1,183	358	1,221	1,069
Asset management income	652	727	796	727
Loss on derivatives	(45)	(41)	(57)	(186)
Gain on sale of loans	45	27	753	32
Other income (loss)	(374)	2,032	1,082	163

Total non-interest income	1,461	3,103	3,795	1,805
Operating expenses:
Compensation and benefits	8,735	8,880	8,038	8,067
General and administrative expenses	4,034	4,031	3,531	5,291

Total operating expenses	12,769	12,911	11,569	13,358

Operating income before income taxes	9,345	10,427	10,343	9,719
Results of Consolidated VIE
Interest income	900
Interest expense - credit facilities	334
Interest expense - Fund membership interest	349
Other income	16
Operating expenses	4

Net results from Consolidated VIE	229

Income before income taxes	9,574	10,427	10,343	9,719
Income tax expense	3,930	4,273	4,131	4,102

Net income	$5,644	$6,154	$6,212	$5,617

Non-GAAP after tax adjustments to net income:
Net results of Consolidated VIE	(135)
Interest income from loan to Consolidated VIE (1)	109
Interest income from Fund membership interest (2)	34
VIE management fee (3)	49

Net income excluding managed VIE	$5,701

Net income per share:
Basic	$0.12	$0.13	$0.13	$0.12
Diluted	$0.11	$0.12	$0.12	$0.11

Net income excluding managed VIE per share:
Basic	$0.12
Diluted	$0.11

Weighted average shares outstanding:
Basic	47,965,873	47,357,495	47,407,192	47,320,839
Diluted	52,599,708	53,256,113	52,975,040	52,644,476

(1)	Interest income earned by NewStar from the $10.0 million B Note with Arlington Fund which is eliminated in consolidation of the VIE.
(2)	Interest income earned by NewStar from its membership interest in Arlington Fund which is characterized as debt for consolidation and eliminated in consolidation of the VIE.
(3)	Management fee earned by NewStar which is eliminated in consolidation of the VIE.

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Six Months Ended June 30,
($ in thousands, except per share amounts)	2013	2012
Net interest income:
Interest income	$65,031	$60,133
Interest expense	19,095	17,533

Net interest income	45,936	42,600
Provision for credit losses	5,048	3,040

Net interest income after provision for credit losses	40,888	39,560

Non-interest income:
Fee income	1,541	2,324
Asset management income	1,379	1,470
Loss on derivatives	(86)	(201)
Gain (loss) on sale of loans	72	(418)
Other income	1,658	1,415

Total non-interest income	4,564	4,590
Operating expenses:
Compensation and benefits	17,615	15,269
General and administrative expenses	8,065	8,784

Total operating expenses	25,680	24,053

Operating income before income taxes	19,772	20,097
Results of Consolidated VIE
Interest income	900
Interest expense - credit facilities	334
Interest expense - [Fund membership interest characterized as debt]	349
Other income	16
Operating expenses	4

Net results from Consolidated VIE	229

Income before income taxes	20,001	20,097
Income tax expense	8,203	8,398

Net income	$11,798	$11,699

Non-GAAP after tax adjustments to net income:
Net results of Consolidated VIE	(135)
Interest income from loan to Consolidated VIE (1)	109
Interest income from Fund membership interest (2)	34
VIE management fee (3)	49

Net income excluding managed VIE	$11,855	$11,699

Net income per share:
Basic	$0.25	$0.25
Diluted	$0.22	$0.22

Net income excluding managed VIE per share:
Basic	$0.25	$0.25
Diluted	$0.22	$0.22

Weighted average shares outstanding:
Basic	47,663,365	47,347,253
Diluted	52,931,260	52,416,523

(1)	Interest income earned by NewStar from the $10.0 million B Note with Arlington Fund which is eliminated in consolidation of the VIE
(2)	Interest income earned by NewStar from its membership interest in Arlington Fund which is characterized as debt for consolidation and eliminated in consolidation of the VIE.
(3)	Management fee earned by NewStar which is eliminated in consolidation of the VIE.

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
($ in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
Performance Ratios:
Return on average assets	1.04%	1.18%	1.17%	1.10%
Return on average equity	3.74	4.17	4.18	3.93
Net interest margin, before provision	4.68	4.11	4.58	4.21
Efficiency ratio	47.77	53.67	41.71	57.65
Portfolio yield	7.33	6.50	6.88	6.35

Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more past due (at period end)	1.15%	2.08%	3.59%	2.08%
Delinquent loan rate for accruing loans 60 days or more past due (at period end)	0.65	—	1.17	—
Non-accrual loan rate (at period end)	2.49	4.19	4.05	4.22
Non-performing asset rate (at period end)	3.17	4.87	4.77	4.66
Annualized net charge off rate (end of period loans)	2.32	1.15	3.38	1.97
Annualized net charge off rate (average period loans)	2.25	1.13	3.23	1.88
Allowance for credit losses ratio (at period end)	2.07	2.50	2.78	3.02

Capital and Leverage Ratios:
Equity to assets	26.37%	28.76%	27.58%	27.95%
Debt to equity	2.73 x	2.44 x	2.49 x	2.51 x
Book value per share	$12.39	$12.19	$12.06	$11.69

Average Balances:
Loans and other debt products, gross	$1,958,041	$1,876,273	$1,904,385	$1,936,689
Interest earning assets	2,159,458	2,069,667	2,086,945	2,045,907
Total assets	2,176,675	2,110,816	2,113,375	2,060,119
Interest bearing liabilities	1,522,542	1,451,092	1,430,521	1,447,422
Equity	605,059	599,061	591,570	574,324

Allowance for credit loss activity:
Balance as of beginning of period	$45,499	$49,964	$59,351	$64,129
General provision for credit losses	(2,120)	301	(1,952)	(2,464)
Specific provision for credit losses	6,450	417	7,851	2,623
Net (charge offs) recoveries	(10,870)	(5,183)	(15,286)	(8,954)

Balance as of end of period	$38,959	$45,499	$49,964	$55,334

Supplemental Data (at period end):
Investments in debt securities, gross	$25,298	$25,298	$25,298	$25,298
Loans held-for-sale, gross	21,028	60,114	52,120	53,258
Loans held-for-investment, gross	1,882,769	1,820,369	1,796,845	1,830,208

Loans and investments in debt securities, gross	1,929,095	1,905,781	1,874,263	1,908,764
Unused lines of credit	263,874	260,590	245,483	261,663
Standby letters of credit	5,443	5,438	4,497	6,506

Total funding commitments	$2,198,412	$2,171,809	$2,124,243	$2,176,933

Loans held-for-sale, gross	$21,028	$60,114	$52,120	$53,258
Loans held-for-investment, gross	1,882,769	1,820,369	1,796,845	1,830,208

Total loans, gross	1,903,797	1,880,483	1,848,965	1,883,466
Deferred fees, net	(16,982)	(27,356)	(26,938)	(29,198)
Allowance for loan losses - general	(17,682)	(19,916)	(19,423)	(21,887)
Allowance for loan losses - specific	(20,747)	(25,240)	(30,213)	(33,051)

Total loans, net	$1,848,386	$1,807,971	$1,772,391	$1,799,330

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Six Months Ended June 30,
($ in thousands)	2013	2012
Performance Ratios:
Return on average assets	1.11%	1.17%
Return on average equity	3.95	4.12
Net interest margin, before provision	4.44	4.26
Efficiency ratio	50.57	51.11
Portfolio yield	6.98	6.38

Credit Quality Ratios:
Annualized net charge off rate (end of period loans)	1.72	1.30
Annualized net charge off rate (average period loans)	1.72	1.27

Average Balances:
Loans and other debt products, gross	$1,901,328	$1,894,331
Interest earning assets	2,097,311	2,011,397
Total assets	2,150,600	2,014,538
Interest bearing liabilities	1,487,041	1,399,413
Equity	601,976	571,677

Allowance for credit loss activity:
Balance as of beginning of period	$49,964	$64,112
General provision for credit losses	(1,820)	(1,151)
Specific provision for credit losses	6,868	4,191
Net charge offs	(16,053)	(11,818)

Balance as of end of period	$38,959	$55,334

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Three Months Ended
($ in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
Performance Ratios:
Efficiency ratio	43.85	47.05	35.03	49.50

Consolidated Statement of Operations Adjustments (1):
Operating expenses	$12,773	$12,911	$11,569	$13,358
Less: non-cash equity compensation expense (2)	1,178	1,597	1,827	1,856

Adjusted operating expenses	$11,595	$11,314	$9,742	$11,502

	Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
Risk-adjusted revenue
Net interest income after provision for credit losses	$20,870	$20,235	$18,117	$21,272
Non-interest income	1,477	3,103	3,795	1,805

Risk-adjusted revenue	$22,347	$23,338	$21,912	$23,077

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Six Months Ended June 30,
($ in thousands)	2013	2012
Performance Ratios:
Efficiency ratio	45.36	51.11

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$25,684	$24,053
Less: non-cash equity compensation expense (2)	2,775	3,683

Adjusted operating expenses	$22,909	$20,370

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

($ in thousands)	June 30, 2013		March 31, 2013		December 31, 2012		June 30, 2012

Portfolio Data:
First mortgage	$121,982	6.3%	$148,867	7.8%	$177,462	9.5%	$210,683	11.0%
Senior secured asset-based	207,808	10.8	210,774	11.1	201,219	10.7	184,303	9.7
Senior secured cash flow	1,533,999	79.5	1,493,156	78.3	1,448,182	77.3	1,460,507	76.5
Other	65,306	3.4	52,984	2.8	47,400	2.5	53,271	2.8

Total	$1,929,095	100.0%	$1,905,781	100.0%	$1,874,263	100.0%	$1,908,764	100.0%

Leveraged Finance	$1,606,029	83.3%	$1,552,249	81.5%	$1,499,833	80.0%	$1,515,257	79.4%
Business Credit	201,084	10.4	204,649	10.7	196,952	10.5	182,809	9.6
Real Estate	121,982	6.3	148,883	7.8	177,478	9.5	210,698	11.0

Total	$1,929,095	100.0%	$1,905,781	100.0%	$1,874,263	100.0%	$1,908,764	100.0%

Managed loan portfolio
NewStar Financial, Inc. Loan portfolio	$1,844,068		$1,905,781		$1,874,263		$1,908,764
Loans owned by NewStar Credit Opportunities Fund	446,377		531,499		559,328		497,750
Loans owned by Arlington Fund (1)	85,027				—		—

Total	$2,375,472		$2,437,280		$2,433,591		$2,406,514

(1)	Consolidated as a Variable Interest Entity